EXHIBIT 5

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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________          Email:  harttrinen@aol.com
Donald T. Trinen                                     Facsimile:  (303) 839-5414
                               (303) 839-0061
------------
Will Hart
                                  May 28, 2010

Synergy Resources Corporation
20203 Highway 60
Platteville, CO 80651

       This letter will constitute an opinion upon the legality of the sale by certain shareholders of Synergy Resources Corporation, a Colorado corporation (the "Company"), of:

     o up to 11,250,000 shares of common stock which may be issuable upon the conversion of outstanding notes;

     o up to 9,000,000 shares of common stock issuable upon the exercise of the Company's Series C warrants; and

     o up to 1,125,000 shares of common stock which are issuable upon the exercise of the Company's Series D warrants.

all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

            We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion,

       (i) the shares of the Company's common stock issuable upon the conversion of the notes when issued, will be legally issued, fully paid and non-assessable shares of the Company's common stock; and

     (ii) any shares issued upon the exercise of the Series C or D warrants listed above, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company's common stock.

                                           Very truly yours,

                                           HART & TRINEN

                                           /s/ William T. Hart

                                           William T. Hart